Exhibit 99.1

DISH DECLARES NON-RECURRING DIVIDEND OF $1.00 PER SHARE

ENGLEWOOD, Colo., Dec. 3, 2012 — On Dec. 2, 2012, the Board of Directors of DISH Network Corporation declared a non-recurring dividend of $1.00 per share on outstanding Class A and Class B common stock. The dividend will be payable in cash on Dec. 28, 2012, to shareholders of record as of Dec. 14, 2012.

About DISH

DISH Network Corporation (NASDAQ: DISH), through its subsidiary DISH Network L.L.C., provides approximately 14.042 million satellite TV customers, as of Sept. 30, 2012, with the highest quality programming and technology with the most choices at the best value, including HD Free for Life. Subscribers enjoy the largest high definition line-up with more than 200 national HD channels, the most international channels, and award-winning HD and DVR technology. DISH Network Corporation’s subsidiary, Blockbuster L.L.C., delivers family entertainment to millions of customers around the world. DISH Network Corporation is a Fortune 200 company. Visit www.dish.com.